P&F INDUSTRIES EXTENDS SHARE REPURCHASE PROGRAM AND INCREASES SHARE REPURCHASE AUTHORIZATION

MELVILLE, N.Y., September 14, 2006 - P&F Industries, Inc. (Nasdaq NM:PFIN) today announced that its Board of Directors has extended the time during which the Company may purchase shares of Class A Common Stock under its share repurchase program by an additional year to September 30, 2007, and has authorized the repurchase of an additional 37,450 shares, increasing the total share repurchase authorization to an aggregate of up to 150,000 shares of Class A Common Stock. The timing and amount of share repurchases, if any, will depend on business and market conditions, as well as legal and regulatory considerations, among other things. The Company can give no assurances as to when or whether it will repurchase any shares.

Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of P&F Industries, commented: “We are confident in P&F's long-term prospects and may purchase shares at the times and in the amounts the Company deems appropriate. As such, we believe the continuation of this program is in the best interests of our stockholders.”

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-9800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com